EXHIBIT 99.1

NEWS RELEASE

Contacts:	Michael T. Vesey — President and Chief Operating Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders Names Garry Herdler as Chief Financial Officer

Bensalem, PA February 28, 2007:

Orleans Homebuilders, Inc. (AMEX: OHB) announced today the appointment of Garry P. Herdler as Executive Vice President and Chief Financial Officer of the Company.

Mr. Herdler has a broad corporate finance background in investment banking, accounting, and tax.  He most recently served as an Executive Director with CIBC World Markets Corp. in New York in both equity capital markets and investment banking.  Previously he was with Deutsche Bank Securities, Inc. and its predecessors, Bankers Trust/BT Alex Brown, as a Director, Leveraged Finance in New York responsible for the origination, structuring and execution of leveraged finance engagements (high-yield and leveraged loans) for both corporate and leveraged buyout transactions.  Mr. Herdler also spent six and a half years with KPMG Peat Marwick Thorne.

Mr. Herdler earned a Bachelor of Commerce from the University of British Columbia, and is a Canadian Chartered Accountant.

Jeffrey Orleans, Chairman and Chief Executive Officer, said “we are delighted to be adding Garry to our management team.  He brings significant experience in the corporate finance and capital markets areas that will allow him to make significant contributions to Orleans Homebuilders. “

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.